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EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Trustees
Infinity Broadcasting Corporation
    Employees' 401(k) Plan:

We consent to incorporation by reference in the registration statement
(No. 33-55577) on Form S-8 of Infinity Broadcasting Corporation of our report dated September 16, 1994, relating to the statement of net assets available for plan benefits of Infinity Broadcasting Corporation
Employees' 401(k) Plan as of December 31, 1993 and 1992, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31,1993, annual report on Form 11-K of Infinity Broadcasting Corporation
Employees' 401(k) Plan.

New York, New York.                         KPMG Peat Marwick, LLP
December 7, 1994.

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